SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     PENN ENGINEERING & MANUFACTURING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                     PENN ENGINEERING & MANUFACTURING CORP.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON FRIDAY, MAY 1, 1998

TO THE STOCKHOLDERS OF PENN ENGINEERING & MANUFACTURING CORP.:

     The Annual Meeting of Stockholders of Penn Engineering & Manufacturing Corp. (hereinafter called the "Company") will be held on Friday, May 1, 1998 at 2:00 p.m., local time, at the offices of the Company, Building 3, Old Easton Road, Danboro, Pennsylvania 18916, for the following purposes:

          1. To elect two Class A Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2001 and until their successors are duly elected;

          2. To consider and vote upon a proposal to elect Ernst & Young LLP as auditors for the Company for its 1998 fiscal year;

          3. To transact such other business as may properly come before the Annual Meeting and any adjournment, postponement, or continuation thereof.

     The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 1997 is being mailed to the stockholders together with this Notice.

     If you do not expect to attend the Annual Meeting in person, please fill in, sign, date, and return the enclosed form of proxy in the enclosed envelope to American Stock Transfer & Trust Company.

                                          By Order of the Board of Directors,


                                          Kenneth A. Swanstrom
                                          Chairman of the Board

Date: March 31, 1998

                     PENN ENGINEERING & MANUFACTURING CORP.

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

     This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to stockholders on or about March 31, 1998, are furnished in connection with the solicitation by the Board of Directors of Penn Engineering & Manufacturing Corp. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 1, 1998 at 2:00 p.m., local time, and at any adjournment, postponement, or continuation thereof, at the offices of the Company, Building 3, Old Easton Road, Danboro, Pennsylvania 18916. The Company's principal executive offices are located at Building 1, Old Easton Road, Danboro, Pennsylvania 18916.

     Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the stockholders. Any proxy not specifying to the contrary will be voted for the election of the nominees for the Class A Directors named below and in favor of the election of Ernst & Young LLP as auditors of the Company for its 1998 fiscal year. A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person.

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of the Company by the Company's regular officers and employees, none of whom will receive special compensation for such services. The Company, upon request therefor, will reimburse brokers, nominees, fiduciaries and custodians, and persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

     The Company has two classes of common stock: Common Stock, par value $.01 per share ("Common Stock"), and Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). Holders of record of both classes at the close of business on March 16, 1998 will be entitled to notice of the Annual Meeting, but only holders of Class A Common Stock of record at the close of business on March 16, 1998 will be entitled to vote at the Annual Meeting. As of March 16, 1998, the Company had outstanding 1,707,082 shares of Class A Common Stock, each of which is entitled to one vote. Cumulative voting rights do not exist with respect to the election of directors. The holders of Common Stock will have no voting rights at the Annual Meeting. For purposes of the Annual Meeting, a quorum means a majority of the outstanding shares of Class A Common Stock represented in person or by proxy at the Annual Meeting.

     As of March 16, 1998, certain stockholders, listed in the table herein under "Beneficial Ownership of Common Stock and Class A Common Stock," beneficially owned in the aggregate 894,890 shares, or approximately 52.4%, of the Company's outstanding Class A Common Stock. Such stockholders have advised the Company that they will vote their shares for the election of Maurice D. Oaks and Charles R. Smith as Class A Directors and for the election of Ernst & Young LLP as the Company's auditors for 1998. Accordingly, Mr. Oaks and Prof. Smith will be elected as Class A Directors, and Ernst & Young LLP will be elected as auditors for the Company for 1998 regardless of the votes of the Company's stockholders other than those listed in such table.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK AND
                              CLASS A COMMON STOCK

     The following table sets forth, as of February 28, 1998, the amount and percentage of the Company's outstanding Common Stock and Class A Common Stock beneficially owned by (i) each person who is known by the Company to own beneficially more than 5% of its outstanding Common Stock or Class A Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                                                                                  NUMBER OF
                                                               TITLE OF             SHARES          PERCENT
                                                               CLASS OF          BENEFICIALLY         OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                      CAPITAL STOCK         OWNED(1)          CLASS
---------------------------------------                      -------------       ------------       -------
5% HOLDERS:
Kenneth A. Swanstrom
P.O. Box 1000
Danboro, PA 18916

  Individually (2)                                            Common                 637,673          9.2%
                                                              Class A                244,641         14.3%

  Trust under the Will of Gladys Swanstrom (2)                Common                  91,425          1.3%
                                                              Class A                 62,975          3.7%

  Trusts under the Will of Klas A. Swanstrom (3)              Common                 197,916          2.9%
                                                              Class A                 98,472          5.8%

Daryl L. Swanstrom
P.O. Box 2309
Peachtree City, GA 30269

  Individually (4)                                            Common                 232,043          3.3%
                                                              Class A                209,448         12.3%

  Trust under Item Fourth of the Will of                      Common                  62,720            *
       Lawrence W. Swanstrom (5)                              Class A                 54,240          3.2%

  Trust under Item Fifth of the Will of                       Common                 216,649          3.1%
       Lawrence W. Swanstrom (5)                              Class A                111,794          6.5%

Thomas M. Hyndman, Jr. (6)
c/o Duane, Morris & Heckscher LLP
4200 One Liberty Place
Philadelphia, PA 19103-7396

  Individually                                                Common                   2,110            *
                                                              Class A                    570            *

  Trust under the Will of Gladys Swanstrom (3)                Common                  91,425          1.3%
                                                              Class A                 62,975          3.7%

  Trusts under the Will of Klas A. Swanstrom (3)              Common                 197,916          2.9%
                                                              Class A                 98,472          5.8%

                                                                                  NUMBER OF
                                                               TITLE OF             SHARES          PERCENT
                                                               CLASS OF          BENEFICIALLY         OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                      CAPITAL STOCK         OWNED(1)          CLASS
---------------------------------------                      -------------       ------------       -------
  Trust under Item Fourth of the Will of                      Common                  62,720            *
       Lawrence W. Swanstrom (5)                              Class A                 54,240          3.2%
  Trust under Item Fifth of the Will of                       Common                 216,649          3.1%
       Lawrence W. Swanstrom (5)                              Class A                111,794          6.5%
  Trust under Deed of Klas A. Swanstrom dated 1/12/73         Common                  95,750          1.4%
     (7)                                                      Class A                 57,750          3.4%
PNC Bank, National Association (8)
398 North Main Street
Doylestown, PA 18901
  Trust under the Will of Gladys Swanstrom (3)                Common                  91,425          1.3%
                                                              Class A                 62,975          3.7%
  Trusts under the Will of Klas A. Swanstrom (3)              Common                 197,916          2.9%
                                                              Class A                 98,472          5.8%
  Trust under Deed of Klas A. Swanstrom dated 1/12/73         Common                  95,750          1.4%
     (7)                                                      Class A                 57,750          3.4%
  Trust under Deed of Klas A. Swanstrom dated 9/26/66         Common                  61,250            *
     (8)                                                      Class A                 38,500          2.3%
  Trust under Deed of Gladys Swanstrom dated 9/26/66          Common                  26,250            *
     (8)                                                      Class A                 16,500            *
NationsBank, N.A. (9)
110 South Tryon Street
NationsBank Plaza
Charlotte, NC 28255
  Trust under Item Fourth of the Will of Lawrence W.          Common                  62,720            *
     Swamstrom (5)                                            Class A                 54,240          3.2%
  Trust under Item Fifth of the Will of Lawrence W.           Common                 216,649          3.1%
     Swamstrom (5)                                            Class A                111,794          6.5%
  Other                                                       Common                      --           --
                                                              Class A                  1,200            *
Royce & Associates, Inc. (10)                                 Common                 596,150          8.4%
Royce Management Company                                      Class A                142,950          8.4%
1414 Avenue of the Americas
New York, NY 10019
Sanford C. Bernstein & Co., Inc. (11)                         Common                 630,650          9.1%
767 Fifth Avenue                                              Class A                     --           --
New York, NY 10153-0185

                                                                                  NUMBER OF
                                                               TITLE OF             SHARES          PERCENT
                                                               CLASS OF          BENEFICIALLY         OF
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                      CAPITAL STOCK         OWNED(1)          CLASS
---------------------------------------                      -------------       ------------       -------
TCW Group, Inc.                                               Common                397,000          5.7%
200 Park Avenue                                               Class A                     --           --
New York, NY 10166
DIRECTORS: (12)
Willard S. Boothby, Jr.                                       Common                   1,200            *
                                                              Class A                    400            *
Lewis W. Hull (13)                                            Common                   6,000            *
                                                              Class A                  2,000            *
Maurice D. Oaks                                               Common                     500            *
                                                              Class A                     --            *
Mark W. Simon (14)                                            Common                   3,541            *
                                                              Class A                    100            *
Charles R. Smith                                              Common                      --            *
                                                              Class A                     --            *
EXECUTIVE OFFICERS: (15)
Martin Bidart (16)                                            Common                   2,900            *
                                                              Class A                    100            *
Raymond L. Bievenour (17)                                     Common                   3,050            *
                                                              Class A                    100            *
Kent R. Fretz (17)                                            Common                   2,800            *
                                                              Class A                    100            *
All Executive Officers and Directors as a Group               Common               1,646,377         23.7%
(12 persons) (18)                                             Class A                897,690         52.6%

------------------
  * Less than 1%.

 (1) Under the rules of the Commission, a person is deemed to be the beneficial owner of securities if such person has, or shares, "voting power" which includes the power to vote, or to direct the voting of, such securities or "investment power" which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed the beneficial owner of the same securities. The information set forth in the above table includes all shares of Common Stock and Class A Common Stock of the Company over which the above-named persons individually or together share voting power or investment power.

 (2) Under the rules of the Commission, the maximum beneficial ownership of the Company's outstanding Class A Common Stock which Kenneth A. Swanstrom could be deemed to have is 23.8%. Of these shares, Mr. Swanstrom has sole voting and dispositive power with respect to 637,673 shares of Common Stock and 244,641 shares of Class A Common Stock, of which totals 11,301 shares of Common Stock and 3,767 shares of Class A Common Stock are owned by Mr. Swanstrom's wife and 2,100 shares of Common Stock and 700 shares of Class A Common Stock are owned by their daughters. Mr. Swanstrom disclaims beneficial ownership of the shares held by his wife and daughters. Mr. Swanstrom has shared voting and dispositive power with respect to 91,425 shares of Common Stock and 62,975 shares of Class A Common Stock held by the Trust under the Will of Gladys Swanstrom and 197,916 shares of Common Stock and 98,472 shares of Class A Common Stock held by the Trusts under the Will of Klas A. Swanstrom. This total also includes currently exercisable stock options to purchase 3,750 shares of Common Stock.

 (3) The Trustees are Kenneth A. Swanstrom, Thomas M. Hyndman, Jr., and PNC Bank, N.A. ("PNC").

 (4) Under the rules of the Commission, the maximum beneficial ownership of the Company's outstanding Class A Common Stock which Daryl L. Swanstrom could be deemed to have is 22.0%. Of this total, Mrs. Swanstrom has sole voting and dispositive power with respect to 232,043 shares of Common Stock and 209,448 shares of Class A Common Stock and shared voting and dispositive power with respect to 62,720 shares of Common Stock and 54,240 shares of Class A Common Stock held by the Trust under Item Fourth of the Will of Lawrence W. Swanstrom and 216,649 shares of Common Stock and 111,794 shares of Class A Common Stock held by the Trust under Item Fifth of the Will of Lawrence W. Swanstrom. Pursuant to an agreement between Mrs. Swanstrom and the Company, which expires December 31, 2006, Mrs. Swanstrom has agreed not to sell or otherwise transfer or dispose of any shares of the Company's Class A Common Stock owned by her or that she may acquire without first offering to sell such shares to the Company. The purchase price upon exercise of the Company's option to purchase such shares is the higher of the market price of such shares on the day prior to the day such shares are offered to the Company or the price offered by a third party for such shares.

 (5) The Trustees are Daryl L. Swanstrom, Thomas M. Hyndman, Jr., and NationsBank, N.A.

 (6) Under the rules of the Commission, the maximum beneficial ownership of the Company's outstanding Class A Common Stock which Thomas M. Hyndman, Jr. could be deemed to have is 22.6%. Of these shares, Mr. Hyndman has sole voting and dispositive power with respect to 2,110 shares of Common Stock and 570 shares of Class A Common Stock, of which totals 400 shares of Common Stock are owned by Mr. Hyndman's wife. Mr. Hyndman disclaims beneficial ownership of the shares held by his wife. Mr. Hyndman has shared voting and dispositive power with respect to the 62,720 shares of Common Stock and 54,240 shares of Class A Common Stock held by the Trust under Item Fourth of the Will of Lawrence W. Swanstrom, 216,649 shares of Common Stock and 111,794 shares of Class A Common Stock held by the Trust under Item Fifth of the Will of Lawrence W. Swanstrom, 91,425 shares of Common Stock and 62,975 shares of Class A Common Stock held by the Trust under the Will of Gladys Swanstrom, 95,750 shares of Common Stock and 57,750 shares of Class A Common Stock held by the Trust under the Deed of Klas A. Swanstrom dated 1/12/73, and 197,916 shares of Common Stock and 98,472 shares of Class A Common Stock held by the Trusts under the Will of Klas A. Swanstrom.

 (7) The Trustees are Thomas M. Hyndman, Jr. and PNC.

 (8) Under the rules of the Commission, the maximum beneficial ownership of the Company's outstanding Class A Common Stock which PNC could be deemed to have is 16.1%. Of these shares, 91,425 shares of Common Stock and 62,975 shares of Class A Common Stock are held by the Trust under the Will of Gladys Swanstrom and 197,916 shares of Common Stock; 98,472 shares of Class A Common Stock are held by the Trusts under the Will of Klas A. Swanstrom; 95,750 shares of Common Stock and 57,750 shares of Class A Common Stock are held by the Trust under the Deed of Klas A. Swanstrom dated 1/12/73; and 61,250 shares of Common Stock and 38,500 shares of Class A Common Stock are held by the Trust under Deed of Klas A. Swanstrom dated 9/26/66 and 26,250 shares of Common Stock and 16,500 shares of Class A Common Stock are held by the Trust under Deed of Gladys Swanstrom dated 9/26/66, with voting power shared with Stephen D. Teaford.

 (9) Under the rules of the Commission, the maximum beneficial ownership of the Company's outstanding Class A Common Stock which NationsBank, N.A. could be deemed to have is 9.8%. Of these shares, NationsBank, N.A. has shared voting and dispositive power with respect to the 62,720 shares of Common Stock and 54,240 shares of Class A Common Stock held by the Trust under Item Fourth of the Will of Lawrence W. Swanstrom, 216,649 shares of Common Stock and 111,794 shares of Class A Common Stock held by the Trust under Item Fifth of the Will of Lawrence W. Swanstrom. Also, 1,200 shares of Class A Common Stock are held by NationsBank Texas Bancorporation, Inc., an affiliate of NationsBank, N.A.

(10) According to Amendment No. 8 to a Schedule 13G dated February 13, 1998, filed by Royce & Associates, Inc., a New York corporation ("Royce"), Royce Management Company ("RMC"), and Charles M. Royce. Royce, RMC, and Mr. Royce reported as a "group" pursuant to Rule 13d-1(b)(ii)(H) of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to these shares. According to such Amendment, Royce has sole voting and dispositive power with respect to 578,550 shares of Common Stock and 142,950 shares of Class A Common Stock, and RMC has sole voting and dispositive power with respect to 17,600 shares of Common Stock. Mr. Royce may be deemed to be a controlling person of Royce and RMC and as such may be deemed to beneficially own the shares of capital stock beneficially owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC and disclaims beneficial ownership of the shares held by Royce and RMC.

(11) According to a Schedule 13G dated February 9, 1998, filed by Sanford C. Bernstein & Co., Inc. ("Sanford"), Sanford may be deemed the beneficial owner of an aggregate of 630,650 shares of Common Stock held in accounts managed on a discretionary basis, of which Sanford has sole voting power with respect to 530,100, sole voting power with an independent voting agent with respect to 9,450 shares and sole dispositive power with respect to all of such shares.

(12) Excludes directors listed under "5% Holders."

(13) Of these shares, 3,000 shares of Common Stock and 1,000 shares of Class A Common Stock are owned by Mr. Hull's wife. Mr. Hull disclaims beneficial ownership of the shares held by his wife.

(14) Of these shares, 61 shares of Common Stock are owned by Mr. Simon's daughter. Mr. Simon disclaims beneficial ownership of the shares held by his daughter. These shares also include currently exercisable stock options to purchase 2,500 shares of Common Stock.

(15) Excludes executive officers listed under "5% Holders" and executive officers listed under "Directors."

(16) Of these shares, 100 shares of Common Stock are owned by Mr. Bidart's wife and 100 shares of Class A Common Stock and 300 shares of Common Stock are owned jointly with Mr. Bidart's wife. Mr. Bidart disclaims beneficial ownership of the 100 shares of Common Stock owned by his wife. These shares also include currently exercisable stock options to purchase 2,500 shares of Common Stock.

(17) These shares include currently exercisable stock options to purchase 2,500 of Common Stock.

(18) These shares include currently exercisable stock options to purchase an aggregate of 16,250 shares of Common Stock.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, two Class A Directors will be elected for a term expiring at the 2001 Annual Meeting of Stockholders and when their successors have been duly elected. The Class B Directors and the Class C Directors will continue in office for the remainder of their respective terms shown below. Under the Company's By-laws, the number of directors constituting the entire Board of Directors is determined by the Board of Directors, but such number may not be less than three nor more than twelve. The Board of Directors has currently fixed the number of members of the Board of Directors at eight.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the two nominees for Class A Directors listed below, each of whom is currently a director of the Company. If any nominee becomes unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors believes that the nominees named will be able to serve if elected. Any vacancy on the Board of Directors for any reason may be filled by the affirmative vote of 80% of the directors then in office. The two nominees for Class A Director receiving the highest number of votes cast at the Annual Meeting will be elected. Shares held by brokers or nominees as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, will be treated as not present and not entitled to vote with respect to the election of directors. Abstentions and broker non-votes on the election of the directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     Certain information with respect to each nominee for Class A Director, and each Class B Director and Class C Director continuing in office following the Annual Meeting is as follows:

                         NOMINEES FOR CLASS A DIRECTORS

                                                  PRINCIPAL OCCUPATION      DIRECTOR
NAME                                    AGE       FOR PAST FIVE YEARS        SINCE                CLASS
----                                    ---       --------------------      --------              -----
Maurice D. Oaks (1)...................  64    Former Vice President of        1994     Class A; Term expires 2001*
                                                Worldwide Operations
                                                Planning of Bristol-Myers
                                                Squibb
Charles R. Smith......................  53    Professor and Chairman of       1997     Class A; Term expires 2001*
                                                the Mechanical Engineering
                                                Department of Lehigh
                                                University

------------------
* If elected at the Annual Meeting

                         DIRECTORS CONTINUING IN OFFICE

                                                  PRINCIPAL OCCUPATION      DIRECTOR
NAME                                    AGE       FOR PAST FIVE YEARS        SINCE                CLASS
----                                    ---       --------------------      --------              -----
CLASS B DIRECTORS
Kenneth A. Swanstrom..................  58    Chairman, President, and        1970     Class B; Term expires 1999
                                                Chief Executive Officer of
                                                the Company since August
                                                1993; President and Chief
                                                Operating Officer of the
                                                Company from 1979 until
                                                August 1993
Lewis W. Hull (1)(2)(3)...............  81    Chairman, Hull Corporation,     1974     Class B; Term expires 1999
                                                manufacturer of injection
                                                molding equipment
Mark W. Simon.........................  59    Vice President-Finance,         1983     Class B; Term expires 1999
                                                Chief Financial Officer and
                                                Corporate Secretary of the
                                                Company
CLASS C DIRECTORS
Willard S. Boothby, Jr. (1)(2)(4).....  76    Former Managing Director,       1984     Class C; Term expires 2000
                                                PaineWebber Incorporated,
                                                brokerage services
Thomas M. Hyndman, Jr. (1)(2)(5)......  73    Of Counsel since 1993,          1974     Class C; Term expires 2000
                                                Partner, from 1957 to
                                                1992, Duane, Morris &
                                                Heckscher, LLP, Attorneys
                                                and Counsel to the Company
Daryl L. Swanstrom (2)(6).............  51    President, Spyraflo, Inc.,      1987     Class C; Term expires 2000
                                                manufacturer of miniature
                                                self-aligning sleeve
                                                bearings and linear
                                                slides; formerly President
                                                of Engineered Components,
                                                Inc., distributor of
                                                mechanical components

------------------
(1) Member of the Audit Committee. The Audit Committee is appointed annually by the Board of Directors to recommend the selection of independent auditors, review the scope and results of the audit, review the adequacy of the Company's accounting, financial and operating controls, and supervise investigations. During 1997, the Audit Committee held three meetings.

(2) Member of the Compensation Committee. The Compensation Committee is appointed annually by the Board of Directors to recommend to the Board of Directors remuneration for senior management, adoption of compensation plans in which officers are eligible to participate, and related matters. The Compensation Committee also administers the Company's 1996 Equity Incentive Plan and the Company's 1996 Employee Stock Purchase Plan. During 1997, the Compensation Committee held one meeting.
(3) Mr. Hull is also a director of Willow Grove Bank.
(4) Mr. Boothby is also a director of The Glenmede Fund, Inc.
(5) Mr. Hyndman is also a director of Rochester & Pittsburgh Coal Company.
(6) Mrs. Swanstrom is the widow of Kenneth A. Swanstrom's brother, Lawrence W. Swanstrom.

     During 1997, the Company's Board of Directors held eight meetings. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of all committees of the Board of Directors on which such director served during 1997. The Company's Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company in each of the last three years to the Company's Chief Executive Officer and the four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                                    ANNUAL COMPENSATION        SECURITIES
                                               -----------------------------   UNDERLYING       ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR   SALARY ($)   BONUS ($)   OPTIONS (#)    COMPENSATION (1)
---------------------------------------------  ----   ----------   ---------   ------------   ----------------

Kenneth A. Swanstrom, Chairman, President,     1997    $310,000    $123,917     15,000            $18,550
  and Chief Executive Officer................  1996     280,000     104,142     15,000             18,300
                                               1995     270,000     129,416       --               17,680

Mark W. Simon, Vice President -- Finance,      1997    $185,000    $ 46,219     10,000            $18,350
  Chief Financial Officer and Corporate        1996     164,320      38,198     10,000             18,300
  Secretary..................................  1995     158,000      47,281       --               16,672

Martin Bidart, Vice President --               1997    $153,000    $ 38,224     10,000            $15,300
  Manufacturing..............................  1996     145,600      33,846     10,000             14,560
                                               1995     140,000      41,825       --               14,810

Raymond L. Bievenour, Vice President --        1997    $153,000    $ 38,224     10,000            $15,300
  Marketing/Sales............................  1996     145,600      33,846     10,000             14,560
                                               1995     140,000      41,825       --               14,518

Kent R. Fretz, Vice President and              1997    $129,168    $ 32,270     10,000            $12,917
  General Manager -- Pittman.................  1996     124,800      29,011     10,000             12,480
                                               1995     120,000      34,348       --               12,000

------------------

(1) Includes amounts of Company contributions for 1997 to the Company's Profit-Sharing Plan, as follows: Kenneth A. Swanstrom, $16,000; Mark W. Simon, $16,000; Martin Bidart, $15,300; Raymond L. Bievenour, $15,300; and Kent R. Fretz, $12,917. The amounts set forth were expended during the Company's 1997 fiscal year for financial reporting purposes under the Company's Profit-Sharing Plan, which covers all of its United States eligible employees, including officers, whose length of employment qualified them to participate. The Company's contribution to the Profit-Sharing Plan for each year is allocated among the participants in proportion to their compensation for that year. Also included in these amounts are directors fees of $2,550 paid to Mr. Swanstrom and $2,350 paid to Mr. Simon for meetings attended during 1997.

     The following table sets forth information with respect to options granted to the persons named in the Summary Compensation Table above during the fiscal year ended December 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------------------------
                          NUMBER OF SECURITIES    % OF TOTAL OPTIONS
                           UNDERLYING OPTIONS    GRANTED TO EMPLOYEES      EXERCISE OR      EXPIRATION       GRANT DATE
NAME                         GRANTED(#)(1)          IN FISCAL YEAR      BASE PRICE ($/SH)      DATE      PRESENT VALUE($)(2)
----                      --------------------   --------------------   -----------------   ----------   -------------------
Kenneth A. Swanstrom....         15,000                 10.61%               $25.625         12/16/07         $121,650

Mark W. Simon...........         10,000                  7.07                 25.625         12/16/07           81,100

Martin Bidart...........         10,000                  7.07                 25.625         12/16/07           81,100

Raymond L. Bievenour....         10,000                  7.07                 25.625         12/16/07           81,100

Kent R. Fretz...........         10,000                  7.07                 25.625         12/16/07           81,100

------------------

(1) All shares underlying options are shares of Common Stock. Each option becomes exercisable in increments of 25% of the shares underlying such options commencing on the first, second, third, and fourth anniversaries of the date of the option grant.

(2) The Black-Scholes model, a widely used and accepted formula for valuing traded stock options, was used to determine the grant date present value of the executive stock options. The Black-Scholes value used in this table is the same value used to report the expense associated with stock options in the Company's audited financial statements in accordance with FAS 123. The following assumptions were used to calculate the Black-Scholes value: a six-year option term, 30% stock price volatility, 5.75% risk-free rate of return, annual dividend yield of 2.25%, and an exercise price equal to stock price on the date of grant. The Company has used the historical annual dividend yield and stock price volatility rate as assumptions for the Black-Scholes model. These are not projections, and therefore there is no guarantee that these assumptions will be the actual annual dividend yield or stock price volatility rate over the next six years. There is no gain to executives, however, if the per share market price of the Company's Common Stock does not increase or declines.

     The following table sets forth information with respect to options held at December 31, 1997 by the persons named in the Summary Compensation Table above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT FY-END (#)           AT FY-END ($)(2)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Kenneth A. Swanstrom...........................     3,750         26,250         $21,094        $63,281

Mark W. Simon..................................     2,500         17,500          14,062         42,188

Martin Bidart..................................     2,500         17,500          14,062         42,188

Raymond L. Bievenour...........................     2,500         17,500          14,062         42,188

Kent R. Fretz..................................     2,500         17,500          14,062         42,188

------------------
(1) No options were exercised by the named executive officers during the year ended December 31, 1997.
(2) Represents the difference between the aggregate exercise price and the aggregate market value of the Company's Common Stock as of December 31, 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Company's executive compensation policies are intended to focus the executive's attention and efforts on the attainment of Company goals, reward the executive for the successful attainment of those goals, provide a total compensation package that is competitive with the market for similar talent, and create a feeling of shared destiny between the executives, all the other employees, and the Company's stockholders.

     The Compensation paid to the Company's executive officers, including its Chief Executive Officer and the four other highest paid officers (the "Named Executive Officers") consisted of a base salary, an annual bonus determined in accordance with the provisions of a formal incentive plan (the "Management Incentive Plan") originally adopted for the year 1992 and amended thereafter from time to time, and non-qualified stock options as part of the 1996 Equity Incentive Plan. The 1996 Equity Incentive Plan covers all employees and officers of the Company, including the Named Executive Officers. The executive officers also are participants in the Company's profit sharing plan, its pension plan, the 1996 Employee Stock Purchase Plan, and its various fringe benefit programs.

     The annual salaries of the Named Executive Officers for fiscal year 1997 were determined in the month of December 1996. In determining the annual salary for each of the executive officers of the Company, including the Named Executive Officers, the Compensation Committee sought to establish salaries that were fair and competitive with those paid by comparable organizations and that fairly reward the executive officers for their performance and the Company's performance. In determining the annual salary of each of the Named Executive Officers, other than the Chief Executive Officer, the evaluation of their performance by the Chief Executive Officer is considered, and each position is measured against the knowledge and problem-solving ability required to fulfill the assigned duties and responsibilities of such position and the officer's impact upon the operations and profitability of the Company.

     The same considerations were taken into account in fixing the Chief Executive Officer's salary for 1997, except that the Committee did not have the recommendation of the Chief Executive Officer.

     The salary increases of the Named Executive Officers, other than the Chief Executive Officer and the Vice President-Finance, for 1997 approximated 5%. The Chief Executive Officer's salary increase for 1997 was approximately 10.7% and the Vice President of Finance's salary increase for 1997 was approximately 12.6%.

     Payments to the Named Executive Officers under the Management Incentive Plan are determined by five factors, which combined are used to determine the amount of the annual bonus. The first and second factors, each with a weighting factor of 25%, compared the Company's 1997 consolidated net income with 1996 consolidated net income and the 1997 Business Plan consolidated net income. The third and fourth factors, each with a weighting factor of 10%, compared the Company's 1997 consolidated net sales with 1996 consolidated net sales and the 1997 Business Plan consolidated net sales. The fifth factor, with a weighting factor of 30%, compared 1997 return on equity with 1996 return on equity. The target bonus for each officer, other than the Chief Executive Officer, the Treasurer, and the Corporate Controller, is 25% of the individual's base salary. The target bonus for the Chief Executive Officer is 40% of base salary, and for the Treasurer, and Corporate Controller, is 20% of base salary. The relationship of the Company's 1997 actual results for each factor to the prior year or the 1997 Business Plan targets, as approved by the Board of Directors, can cause the annual bonus to range from zero to 150% of the targeted amount. The consideration of earnings before interest and taxes is the most significant factor in determining the annual bonuses paid to all other salaried and hourly workers under the employee incentive plan. Consolidated net income is the most significant factor in determining the annual bonuses paid to the executive officers. These two measures of earnings extend a common thread in the standard of measure for both executive officers' and other employees' annual bonuses.

     Both the fastener and motor operations achieved their overall targets established by the Board of Directors for 1997, and, therefore, the bonuses under the incentive plans approximated the targeted awards for all participants.

     The bonus paid to the Chief Executive Officer for the year 1997 was determined in accordance with the current provisions of the Management Incentive Plan and reflects, in the opinion of the Committee, appropriate rewards for the Company's current performance. The portion of the Chief Executive Officer's bonus as compared to his 1997 target bonus for each factor was as follows: 1997 consolidated net income as compared to 1996 consolidated net income was 104.6% of target; 1997 consolidated net income as compared to the 1997 Business Plan consolidated net income was 94.2% of target; 1997 consolidated net sales as compared to 1996 consolidated net sales was 104.6% of target; 1997 consolidated net sales as compared to 1997 Business Plan net sales was 93.8% of target and 1997 return on equity as compared to 1996 return on equity was 101.3% of target. Therefore, the bonus paid to the Chief Executive Officer for 1997 was $123,917. This bonus was 99.93% of the target amount.

     In determining the 1997 grants of stock options under the 1996 Equity Incentive Plan, the Compensation Committee took into account the various factors (described above) considered in determining the annual salaries of the Named Executive Officers, as well as the recommendations of the independent consultant which assisted in the creation of the Plan. In 1997, the Chief Executive Officer was granted non-qualified options to purchase up to 15,000 shares of the Company's Non-Voting Common Stock and each of the other Named Executive Officers was granted non-qualified options to purchase up to 10,000 shares of the Company's Non-Voting Common Stock.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to each of the company's chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee did not consider the deductibility for federal tax purposes of the compensation paid to the Chief Executive Officer and the Named Executive Officers under the provisions of Section 162(m) given their current compensation levels. The Committee intends to take necessary steps to conform the Company's policies with respect to the executive compensation in order to comply with the provisions of
Section 162(m) if and at such time as the deductibility thereof becomes affected by such provisions.

                                          Respectfully submitted by
                                          the Compensation Committee
                                          of the Board of Directors

                                          Willard S. Boothby, Jr.
                                          Lewis W. Hull
                                          Thomas M. Hyndman, Jr.
                                          Daryl L. Swanstrom

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's Common Stock with the S&P 600(Registered) SmallCap Index and the following combined Standard & Poor's line-of-business indices (the "S&P Indices"): Electronics-Semiconductor Companies; Electronics-Instrumentation Companies; Office Equipment Companies; and Communications Equipment Manufacturers. The S&P Indices consist of companies that are representative of the lines of business that generate the major portion of the Company's revenues.

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                                             BASE                 INDEXED RETURNS
                                            PERIOD                  YEARS ENDING
COMPANY NAME/INDEX                          DEC 92   DEC 93   DEC 94   DEC 95   DEC 96   DEC 97
-----------------------------------------------------------------------------------------------
Penn Engineering & Manufacturing Corp.-
PNNA/PNN..................................   100     130.35   120.92   285.73   248.94   304.90
S&P 600(Registered) SmallCap Index........   100     118.79   113.12   147.01   178.35   223.98
S&P Indices...............................   100     119.73   137.00   199.38   265.97   337.10

------------------
(1) The comparisons of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on December 31, 1992 in each of the Company's Common Stock, the S&P 600(Registered) SmallCap Index, and the S&P Indices with the investment weighted on the basis of market capitalization.

PENSION PLAN

     The following table is representative of the annual benefits payable under the Company's qualified retirement plans to an employee currently age 65 whose annual compensation remained unchanged during the last five years of employment and whose benefits will be paid for the remainder of the employee's life.

PENSION PLAN TABLE

                                                   YEARS OF SERVICE
                                        ---------------------------------------
ANNUAL COMPENSATION                        10         20        30        40
-------------------                        --         --        --        --
$ 75,000..............................  $  9,045   $ 18,090   $27,135   $36,180

 100,000..............................    12,170     24,340    36,510    48,680

 125,000..............................    15,295     30,590    45,885    61,180

 150,000..............................    18,420     36,840    55,260    73,680

 160,000..............................    19,760     39,340    59,010    78,680

 175,000..............................    19,760     39,340    59,010    78,680

 200,000..............................    19,760     39,340    59,010    78,680

 300,000..............................    19,760     39,340    59,010    78,680

 400,000..............................    19,760     36,340    59,010    78,680

 500,000..............................    19,760     39,340    59,010    78,680

     Credited full years of service of the five officers listed in the Summary Compensation Table are as follows: Kenneth A. Swanstrom, 37 years; Mark W. Simon, 21 years; Martin Bidart, 7 years; Raymond L. Bievenour, 7 years; and Kent
R. Fretz, 22 years. The covered compensation under the Pension Plan Table is that amount shown in the salary and bonus columns of the Summary Compensation Table. The amounts shown in the Pension Plan Table do not reflect any deduction for social security or other offset amounts. Benefits are subject to maximum limitations under the Internal Revenue Code of 1986, as amended. Therefore, with regard to 1997, the maximum salary that can be recognized under the plan is $160,000 and the maximum annual benefit at age 65 is limited to $125,000. The foregoing Pension Plan Table may be used for all five officers, except for Kenneth A. Swanstrom, who is entitled to a higher benefit due to plan provisions protecting prior accrued benefits. Mr. Swanstrom's projected annual benefit at age 65, after 44 years of service, is $107,479.

DIRECTOR COMPENSATION

     The Company's non-employee directors each receive an annual retainer of $10,000 plus a fee of $750 for each meeting attended and reimbursement for travel expenses. Employees who are directors of the Company each received a fee of $250 for each meeting attended in 1997. Members of the Audit Committee and the Compensation Committee each receive a fee of $500 for each meeting attended plus reimbursement for travel expenses.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires that the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Commission. Based solely on the Company's review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period January 1, 1997 through December 31, 1997, all filing requirements applicable to its officers and directors were complied with, except that Charles R. Smith filed his initial report on Form 3 late and Frank P. Wilson reported certain holdings of Common Stock on amended Form 3 and Form 5 reports late.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Spyraflo, Inc., which is engaged in the manufacture and sale of various products, had sales to the Company in the amount of $328,000 in 1997. Daryl L. Swanstrom, a director of the Company and a member of the Compensation Committee, is President and sole stockholder of Spyraflo, Inc.

     Thomas M. Hyndman, Jr., a director of the Company and a member of the Compensation Committee, is Of Counsel to Duane, Morris & Heckscher LLP, a law firm that performed legal services for the Company during 1997.

                              ELECTION OF AUDITORS

     Ernst & Young LLP served as the Company's auditors for the Company's year ended December 31, 1997. Unless instructed to the contrary, it is intended that votes will be cast pursuant to the proxies for the election of Ernst & Young LLP as auditors for the Company for its 1998 fiscal year. The Company has been advised by such firm that none of its members or any of its associates has any direct financial interest or material indirect financial interest in the Company or its subsidiaries. Election of Ernst & Young LLP will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting.

     A representative of Ernst & Young LLP will attend the Annual Meeting. This representative will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to any appropriate questions presented by the stockholders at the Annual Meeting.

     Deloitte & Touche LLP served as the Company's auditors for the Company's 1996 fiscal year. On September 26, 1997, upon approval of the Company's Board of Directors and the audit committee of the Board of Directors, the Company notified its independent auditors, Deloitte & Touche LLP, in writing that it would not be retaining Deloitte & Touche LLP as the Company's independent auditors.

     Deloitte & Touche LLP's reports on the financial statements of the Company for the fiscal years ended December 31, 1995 and December 31, 1996 did not contain any adverse opinion or any disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended December 31, 1995 and December 31, 1996 and the subsequent interim periods preceding the notice, there were no disagreements between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make a reference to the subject matter thereof in connection with its reports.

     On September 29, 1997, the Company's Board of Directors, with the approval of the Company's audit committee, retained Ernst & Young LLP to serve as the Company's certifying accountant for the fiscal year ended December 31, 1997.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report for its fiscal year ended December 31, 1997 is being mailed to the Company's stockholders with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the Commission, wishes to submit a proposal for inclusion in the Company's proxy statement for the 1999 Annual Meeting of Stockholders must deliver such proposal in writing to the Secretary of the Company at the Company's mailing address in Danboro, Pennsylvania, not later than December 1, 1998.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting, but if other matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

                                          By Order of the Board of Directors,
                                          Kenneth A. Swanstrom
                                          Chairman of the Board

March 31, 1998

                     PENN ENGINEERING & MANUFACTURING CORP.

            Annual Meeting of Stockholders to be held on May 1, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned hereby constitutes and appoints Kenneth A. Swanstrom and Thomas M. Hyndman, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock of Penn Engineering & Manufacturing Corp. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Building #3, Old Easton Road, Danboro, Pennsylvania, on Friday, May 1, 1998, at 2:00 P.M., and at any adjournment, postponement or continuation thereof, as follows:

                  (Continued and to be signed on reverse side)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                     PENN ENGINEERING & MANUFACTURING CORP.

                                   May 1, 1998

                 Please Detach and Mail in the Envelope Provided

A /X/ Please mark your votes as in this example.

1. Election of Class A Directors

FOR / /

WITHHOLD AUTHORITY / /

Nominees: Maurice D. Oaks
          Prof. Charles R. Smith

INSTRUCTIONS: To withhold authority, write the name of the nominee(s) in the space provided.

------------------------------------------

2. Approval of Auditors
   Proposal to elect Ernst & Young LLP as the Company's independent public accountants for 1996;

FOR / /

AGAINST / /

ABSTAIN / /

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for Class A Directors set forth in proposal 1 and FOR proposal 2.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.

Please Mark If You Plan to Attend Annual Meeting /    /

Signature of Stockholder __________________________________ Signature(s)
____________________________________ DATE ____________, 1998

Important: Please sign your name exactly as it appears hereon, If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.